Exhibit 99.2

ALTRIA ANNOUNCES ELECTION OF JACINTO HERNANDEZ TO ALTRIA’S BOARD OF DIRECTORS AND RETIREMENT OF BOARD MEMBER LEO KIELY

Richmond, VA (October 27, 2022) – Altria Group, Inc. (NYSE: MO) is pleased to announce that Jacinto “Jase” Hernandez will join our Board of Directors (Board) on November 1, 2022.

“Jase brings a significant and deep understanding of the tobacco landscape following his years as an investment analyst covering the U.S. tobacco industry,” said Kathryn McQuade, our independent Board Chair. “Our Board believes that his industry expertise and financial background will help further advance Altria’s focus on Moving Beyond Smoking in pursuit of its Vision.”

Mr. Hernandez served as a partner and investment analyst for Capital Group and its subsidiary, Capital World Investors. He joined the Capital Group companies in August 2000 and retired in June 2022 after having spent 22 years covering a variety of industries, including U.S. tobacco, helping lead the research portfolio for one of the largest growth mutual funds in the world and serving in key leadership roles. Mr. Hernandez is a director of Pioneer Natural Resources Company (NYSE: PXD).
He will serve as a member of the Finance and Innovation Committees.

In addition, W. Leo Kiely III, a director since 2011, will retire from service on our Board following completion of his current term. Consequently, Mr. Kiely will not stand for re-election to our Board at Altria’s 2023 Annual Meeting of Shareholders.

“We thank Leo for his many contributions in his more than a decade of service to Altria,” said Ms. McQuade.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, and Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches.
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Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company, and JUUL Labs, Inc. (JUUL), a U.S. based e-vapor company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

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Source: Altria Group, Inc.

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